Exhibit 10.2
AGREEMENT AND GENERAL RELEASE

Cleveland Biolabs, Inc. (“Employer”) and John A. Marhofer, Jr., his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.           Last Day of Employment.  Employee hereby resigns from any and all employment and other positions with Employer, Incuron, LLC, Panacela Labs, Inc., BioLab 612, Inc. and their affiliates effective July 31, 2011.  Employee's last day of employment will be July 31, 2011.  This Agreement shall not be valid if signed before Employee’s last day of employment or after August 1, 2011.

2.           Consideration.  In consideration for signing this Agreement and General Release and complying with its terms.Employer agrees:

a.           to pay Employee an amount equal to $110,027, payable ratably in equal installments over a six month period (the “Severance Period”) in accordance with Employer’s regular payroll practices, commencing on the first payroll date after August 8, 2011 (the “Payment Date”);

b.           if Employee properly and timely elects to continue medical, dental and vision coverage under the following plans: (i) BlueCross BlueShield PPO7200, and (ii) Aetna Passive PPO, in accordance with the continuation requirements of COBRA, Employer shall pay the same portion of the premium for such coverage that it paid during Employee’s employment for the duration of the Severance Period.  Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at Employee’s own expense, subject to the provisions of the American Recovery and Reinvestment Act of 2009.

c.           to grant to Employee 33,241 shares of common stock, par value $0.005 per share, of Employer (the “Common Stock”) for a purchase price of $0 pursuant to The Cleveland BioLabs, Inc. Equity Incentive Plan within three (3) business days following the Payment Date (the “Common Stock Grant”); and

d.           notwithstanding the provision of any option agreement between Employer and Employee to the contrary, to extend the period during which Employee may exercise any non-qualified stock option that has been previously granted to Employee that is fully vested and outstanding (and that has not been previously forfeited or exercised) as of July 31, 2011 until the earlier of July 30, 2014 or the date that the option expires by its terms.

Employee acknowledges that Employer may make customary and usual payroll deductions from all amounts paid hereunder.  Employee shall make arrangements satisfactory to Employer regarding the payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to the Common Stock Grant. Withholding obligations may be settled with Common Stock, including Common Stock granted pursuant to the Common Stock Grant.  In the event that Employee has not provided Employer with notice in writing by August 8, 2011 to the effect that Employee will provide Employer payment of the amount, if any, deemed necessary by Employer in its reasonable discretion to enable Employer to satisfy the minimum federal, foreign or other tax withholding or similar obligations of Employer with respect to the Common Stock Grant or in the event Employee provides such notice but does not deliver payment of the appropriate amount to Employer prior to the Payment Date, then Employer shall satisfy the minimum federal, foreign or other tax withholding or similar obligation of Employer with respect to the Common Stock Grant by withholding the number of whole shares of Common Stock (on and valued as of the Payment Date) sufficient to satisfy such minimum withholding and other obligations.

Employee agrees and understands that he is responsible for paying appropriate taxes on the consideration described above. Employee agrees to give Employer prompt notice of any governmental inquiries regarding the tax status of the consideration described above and/or this Agreement and of any government decision or ruling relating to the tax status of this Agreement or the consideration referred to herein.

In addition to the consideration, Employee will receive payment for accrued but unused vacation pay and business expenses approved by Employer, less usual and customary payroll deductions, in his final paycheck on July 29, 2011.

3.           No Consideration Absent Execution of this Agreement.  Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and General Release and the fulfillment of the promises contained herein.

4.           General Release of All Claims.  Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Age Discrimination in Employment Act of 1967 (“ADEA”);

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act;

▪	The Equal Pay Act;

▪	The New York State Human Rights Law, as amended;

▪	The New York State Civil Rights Law, as amended;

▪	The New York State Wage Payment Laws, as amended;

▪	The New York State Equal Rights Law, as amended;

▪	The New York State Equal Pay Law, as amended;

▪	The retaliation provisions of the New York State Workers’ Compensation and Disability Benefits Laws, as amended;

▪	The New York State Labor Law, as amended;

▪	The New York Occupational Safety and Health Laws, as amended;

▪	any other federal, state or local law, rule, regulation, or ordinance;

▪	any public policy, contract, tort, or common law; or

▪	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any punative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

Notwithstanding the foregoing, the Employee and Releasees agree that this general release does not apply to any claims Employee may have for worker’s compensation benefits, unemployment insurance, the Consolidated Omnibus Budget Reconciliation Act of 1986, the provisions of the American Recovery and Reinvestment Act of 2009 or indemnification as an officer or in any other capacity of any Releasee as provided by state law or any organization documents or insurance policy of any Releasee as well as any other claims that cannot lawfully be released.

5.           Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer.

Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled.  Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud.  Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

Employee shall not apply in the future for employment with Employer because of, among other things, irreconcilable differences with Employer.

Employee affirms that all  of the Employer's decisions regarding Employee's pay and benefits through the date of Employee's execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6.           Confidentiality and Return of Property. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement and General Release, except to Employee’s spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and General Release.

Employee affirms that Employee has returned all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control.  Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer's premises and that Employer is not in possession of any of Employee’s property.

7.            Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Employee worked at the time of Employee’s last day of employment without regard to its conflict of laws provision.  In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or seek any damages for breach.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

8.            Nonadmission of Wrongdoing.  The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

9.             Amendment.  This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

10.           Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except that Employee’s post-termination obligations under his Confidentiality Agreement with Cleveland Biolabs, Inc and his Employment Agreement with Incuron, LLC, which are incorporated herein by reference, shall remain in full force and effect. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

11.           Section 409A.  Although Employer makes no guarantee with respect to the tax treatment of any amounts payable under the Agreement, the payments due under the Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent.  No nonqualified deferred compensation payable hereunder shall be paid or be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UNTIL AUGUST 1, 2011 TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE.  EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD MORE THAN 21 DAYS TO CONSIDER THE OFFER CONTAINED IN THIS AGREEMENT.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO LEAH BROWNLEE, VICE PRESIDENT – OPERATIONS, 73 HIGH STREET, BUFFALO, NY 14203 AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE."  THE REVOCATION MUST BE DELIVERED TO LEAH BROWNLEE, VICE PRESIDENT – OPERATIONS, 73 HIGH STREET, BUFFALO, NY 14203 WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

CLEVELAND BIOLABS, INC.

By:	/s/ John A. Marhofer, Jr.	By:	/s/ Yakov Kogan
	John A. Marhofer, Jr.	Its:	COO
Date:	8/1/11	Date:	8/1/11